Exhibit 99.1

FOR IMMEDIATE RELEASE

O-I REPORTS FULL YEAR AND FOURTH QUARTER 2010 RESULTS

Expansion in emerging markets positions O-I well for future profitable growth

2011 free cash flow expected to approximate $300 million

PERRYSBURG, Ohio (January 26, 2011) — Owens-Illinois, Inc. (NYSE: OI) today reported financial results for the full year and fourth quarter ending December 31, 2010.

Highlights:

Full Year 2010: O-I reported full-year 2010 earnings from continuing operations attributable to the Company of $1.55 per share (diluted), compared to $0.65 per share (diluted) in 2009. Adjusted net earnings (non-GAAP) were $2.60 per share, compared to $2.61 per share in 2009.

•                  Segment Operating Profit: Strong organic growth in South America, acquisitions in emerging markets and improved manufacturing productivity on a global basis drove a $73 million increase in segment operating profit compared to 2009. Non-operating costs increased, including higher pension and net interest expense.

•                  Acquisitions Drive Future Profitable Growth: O-I added 10 plants in rapidly growing emerging markets through acquisitions and joint ventures. The Company also built three new furnaces to support future growth.

Fourth Quarter 2010: O-I reported a fourth-quarter 2010 loss from continuing operations attributable to the Company of $0.51 per share, compared to a $1.01 per share loss in the prior year. These results include a non-cash charge for the annual adjustment of the Company’s asbestos-related liability. Adjusted net earnings (non-GAAP) were $0.45 per share, compared to $0.43 per share in the fourth quarter of 2009.

•                  Improved Operating Performance: Higher capacity utilization drove a $47 million improvement in segment operating profit from the prior year fourth quarter. Price and shipment levels were both flat with the prior year. Higher segment results were partially offset by additional pension and net interest expense.

•                  Strategic Events: O-I purchased three plants in China and began production at a new furnace in New Zealand during the fourth quarter. Due to the expropriation of the assets of its Venezuelan operations, the Company has reflected this business as discontinued operations.

Full Year 2010:

Full-year 2010 net sales from continuing operations were $6.63 billion, compared to $6.65 billion in 2009.

Earnings from continuing operations attributable to the Company for full year 2010 were $258 million, or $1.55 per share (diluted), compared to $110 million, or $0.65 per share (diluted), in the prior year. Exclusive of the items listed in Note 1, full-year 2010 adjusted net earnings were $434 million, or $2.60 per share (diluted) compared with $444 million, or $2.61 per share (diluted) in 2009. A description of items that management considers not representative of ongoing operations and a reconciliation of the GAAP to non-GAAP earnings and earnings per share can be found in Note 1 provided below and in charts on the Company’s Web site, www.o-i.com/investorrelations.

Segment operating profit in 2010 was $964 million, compared to $891 million in 2009, and included a $16 million benefit from favorable currency translation. Price and product mix were consistent with the prior year, while total shipments, in tonnes, declined 1 percent. Excluding the net effect of additional volume from acquisitions and volume loss tied to contract renegotiations effective in 2010, shipments were up approximately 2 percent from 2009, which is more reflective of underlying consumer trends. Manufacturing and delivery costs declined $38 million from 2009, mostly due to benefits from the

Company’s strategic footprint alignment initiative and despite modest cost inflation. Non-operational costs increased from the prior year, primarily the result of additional year-over-year pension and net interest expense. Higher net interest expense reflected additional debt issued to fund various acquisitions during 2010, which are expected to be accretive to earnings in 2011.

Commenting on full-year 2010 results, Chairman and Chief Executive Officer Al Stroucken said, “Our improved segment operating profit over 2009 reflected excellent profitable growth in South America and the success of our strategic footprint alignment efforts. During 2010, we acquired 10 new plants across South America and Asia Pacific, including a joint venture in Southeast Asia. We also added three new furnaces, one each in Argentina, Peru and New Zealand. Collectively, these investments expand our access to new markets and customers, and they position us well for future growth.”

Fourth Quarter 2010:

Fourth-quarter net sales from continuing operations were $1.73 billion in 2010, flat with the prior year.

The loss from continuing operations attributable to the Company in the fourth quarter of 2010 was $83 million, or $0.51 per share, compared with a loss from continuing operations, in the prior year, of $169 million, or $1.01 per share. Exclusive of the items not representative of ongoing operations listed in Note 1, fourth-quarter 2010 adjusted net earnings were $76 million, or $0.45 per share (diluted), compared to adjusted net earnings in the prior year fourth quarter of $74 million, or $0.43 per share (diluted).

O-I reported fourth-quarter 2010 segment operating profit of $221 million, up from $174 million in the prior year. Price and product mix, as well as total shipment levels, in tonnes, were flat with the fourth quarter of 2009. Manufacturing and delivery costs decreased by $35 million from the prior year, primarily due to higher operating rates. Non-operational costs increased from fourth quarter 2009.

Consistent with the Company’s strategic growth initiative to expand in rapidly growing emerging markets, O-I acquired three plants in China during the fourth quarter, including two near Beijing and one near Guangzhou. The Company also began production at its new furnace in New Zealand.

Financial Highlights:

The Company reported total debt of $4.278 billion and cash of $640 million at December 31, 2010. As a result, net debt was $3.638 billion, an increase of $785 million from year-end 2009. The increase in net debt primarily reflected the funding of several acquisitions in 2010 and approximately $200 million paid to repurchase six million shares of O-I stock. These factors were partially offset by $88 million of foreign currency translation and $100 million of free cash flow from continuing operations. In the fourth quarter of 2010, the Company repaid approximately $70 million of debt due in 2011. Available liquidity on December 31, 2010, was $732 million under the Company’s global revolving credit facility.

O-I has deemed the disposal of its expropriated Venezuelan operations as complete effective December 31, 2010. As a result, the Venezuelan business has been reflected in the Company’s financial statements as discontinued operations, and the Company has taken a one-time charge of approximately $329 million to write-off the Venezuelan net assets and the related cumulative Venezuelan currency translation adjustments recorded in prior years. The Company continues to negotiate with the Venezuelan government with respect to certain aspects of the expropriation, including compensation.

Asbestos-related cash payments during the full year and fourth quarter of 2010 were $179 million and $65 million, respectively. These payments compare with $190 million and $68 million for the same periods last year. New lawsuits and claims filed during full year 2010 were approximately 45 percent lower than in 2009. The number of pending asbestos-related lawsuits and claims approximated 5,900 as of December 31, 2010, compared with approximately 6,900 at year end 2009.

The Company conducted its annual comprehensive review of asbestos-related liabilities in the fourth quarter. As a result of that review, O-I recorded a non-cash charge of $170 million (before and after tax amount) compared to the 2009 charge of $180 million (before and after tax amount). The accrued balance for future asbestos-related costs as of December 31, 2010, was $476 million.

Business Outlook:

Commenting on the Company’s outlook for full year 2011, Stroucken said, “We expect improved financial performance and free cash flow generation in 2011. Shipments should increase due to organic growth and benefits from recent acquisitions. To support future profitable growth, we will invest in our sales, marketing and innovation capabilities. Also, higher selling prices will partially offset additional cost inflation. As capital investments and restructuring payments will decline significantly from 2010 levels, we expect free cash flow will approximate $300 million in 2011.”

Note 1:

The table below describes the items that management considers not representative of ongoing operations.

	Three months ended December 31
	2010		2009
$ Millions, except per-share amounts	Earnings	EPS	Earnings	EPS
Loss from Continuing Operations Attributable to the Company	$(83)	$(0.51)	$(169)	$(1.01)
Items that management considers not representative of ongoing operations consistent with Segment Operating Profit
Charge for asbestos-related costs	170	1.02	180	1.06
Acquisition-related fair value inventory adjustments and restructuring, transaction and financing costs	18	0.11
Charges for restructuring and asset impairment	3	0.02	94	0.55
Net benefit related to changes in deferred tax valuation allowance	(24)	(0.15)
Charges for currency remeasurement			17	0.10
Non-cash tax benefit transferred from other comprehensive income (equity)	(8)	(0.05)	(48)	(0.28)
Dilutive effect of options and other		0.01		0.01
Adjusted Net Earnings	$76	$0.45	$74	$0.43

	Twelve months ended December 31
	2010		2009
$ Millions, except per-share amounts	Earnings	EPS	Earnings	EPS
Earnings from Continuing Operations Attributable to the Company	$258	$1.55	$110	$0.65
Items that management considers not representative of ongoing operations consistent with Segment Operating Profit
Charge for asbestos-related costs	170	1.02	180	1.06
Acquisition-related fair value inventory adjustments and restructuring, transaction and financing costs	27	0.16
Charges for restructuring and asset impairment	11	0.07	180	1.05
Net benefit related to changes in deferred tax valuation allowance	(24)	(0.15)
Charges for currency remeasurement			17	0.10
Charges for note repurchase premiums and write-off of finance fees			5	0.03
Non-cash tax benefit transferred from other comprehensive income (equity)	(8)	(0.05)	(48)	(0.28)
Adjusted Net Earnings	$434	$2.60	$444	$2.61

Company Profile

Owens-Illinois, Inc. (NYSE: OI) is the world’s largest glass container manufacturer and preferred partner for many of the world’s leading food and beverage brands. With revenues of $6.6 billion in 2010, the Company is headquartered in Perrysburg, Ohio, USA, and employs more than 24,000 people at 81 plants in 21 countries. O-I delivers safe, effective and sustainable glass packaging solutions to a growing global marketplace. For more information, visit www.o-i.com.

Regulation G

The information presented above regarding adjusted net earnings relates to net earnings attributable to the Company exclusive of items management considers not representative of ongoing operations and does not conform to U.S. generally accepted accounting principles (GAAP). It should not be construed as an alternative to the reported results determined in accordance with GAAP. Management has included this non-GAAP information to assist in understanding the comparability of results of ongoing operations. Management uses this non-GAAP information principally for internal reporting, forecasting, budgeting and calculating bonus payments. Further, the information presented above regarding free cash flow does not conform to GAAP. Management defines free cash flow as cash provided by operating activities less capital spending (both as determined in accordance with GAAP) and has included this non-GAAP information to assist in understanding the comparability of cash flows. Management uses this non-GAAP information principally for internal reporting, forecasting and budgeting. Management believes that the non-GAAP presentation allows the board of directors, management, investors and analysts to better understand the Company’s financial performance in relationship to core operating results and the business outlook.

The Company routinely posts important information on its Web site – www.o-i.com/investorrelations.

Forward Looking Statements

This news release contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Forward-looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) foreign currency fluctuations relative to the U.S. dollar, (2) changes in capital availability or cost, including interest rate fluctuations, (3) the general political, economic and competitive conditions in markets and countries where the Company has operations, including the expropriation of the Company’s operations in Venezuela, disruptions in capital markets, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in the tax rates and laws, (4) consumer preferences for alternative forms of packaging, (5) fluctuation in raw material and labor costs, (6) availability of raw materials, (7) costs and availability of energy, (8) transportation costs, (9) the ability of the Company to raise selling prices commensurate with energy and other cost increases, (10) consolidation among competitors and customers, (11) the ability of the Company to acquire businesses and expand plants, integrate operations of acquired businesses and achieve expected synergies, (12) unanticipated expenditures with respect to environmental, safety and health laws, (13) the performance by customers of their obligations under purchase agreements, (14) the Company’s ability to further develop its sales, marketing and product development capabilities, and (15) the timing and occurrence of events which are beyond the control of the Company, including any expropriation of the Company’s operations and events related to asbestos-related claims. It is not possible to foresee or identify all such factors. Any forward-looking statements in this news release are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not assume any obligation to update or supplement any particular forward-looking statements contained in this news release.

Conference Call Scheduled for January 27, 2011
O-I CEO Al Stroucken and CFO Ed White will conduct a conference call to discuss the Company’s latest results on Thursday, January 27, 2011, at 8:30 a.m., Eastern Time. A live webcast of the conference call, including presentation materials, will be available on the O-I Web site, www.o-i.com/investorrelations, in the Presentations & Webcast section.

The conference call also may be accessed by dialing 888-733-1701 (U.S. and Canada) or 706-634-4943 (international) by 8:20 a.m., Eastern Time, on January 27. Ask for the O-I conference call. A replay of the call will be available on the O-I Web site, www.o-i.com/investorrelations, for 90 days following the call.

Contacts:	O-I, Sasha Sekpeh, 567-336-2355 – Investor Relations
O-I, Stephanie Johnston, 567-336-7199 – Corporate Communications

Copies of O-I news releases are available on the O-I Web site at www.o-i.com or at www.prnewswire.com.

O-I’s first-quarter 2011 earnings conference call is currently scheduled for Thursday, April 28, 2011, at 8:30 a.m., Eastern Time.

# # #

OWENS-ILLINOIS, INC.

Condensed Consolidated Results of Operations (a)

(Dollars in millions, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009

Net sales	$1,728	$1,745	$6,633	$6,652
Manufacturing, shipping, and delivery expense (b)	(1,420)	(1,453)	(5,283)	(5,317)

Gross profit	308	292	1,350	1,335

Selling and administrative expense	(125)	(134)	(492)	(493)
Research, development, and engineering expense	(19)	(16)	(62)	(58)
Interest expense (c)	(72)	(57)	(249)	(222)
Interest income	3	5	13	18
Equity earnings	13	13	59	53
Royalties and net technical assistance	4	3	16	13
Other income	6	6	16	11
Other expense (d)	(199)	(306)	(227)	(442)

Earnings (loss) from continuing operations before income taxes	(81)	(194)	424	215

Provision for income taxes (e)	7	32	(129)	(83)

Earnings (loss) from continuing operations	(74)	(162)	295	132

Earnings from discontinued operations		10	31	66

Loss on disposal of discontinued operations	(331)		(331)

Net earnings (loss)	(405)	(152)	(5)	198

Net earnings attributable to noncontrolling interests	(7)	(7)	(42)	(36)

Net earnings (loss) attributable to the Company	$(412)	$(159)	$(47)	$162

Amounts attributable to the Company:
Earnings (loss) from continuing operations	$(83)	$(169)	$258	$110
Earnings from discontinued operations		10	24	52
Loss on disposal of discontinued operations	(329)		(329)
Net earnings (loss)	$(412)	$(159)	$(47)	$162

Basic earnings per share (f):
Earnings (loss) from continuing operations	$(0.51)	$(1.01)	$1.57	$0.65
Earnings from discontinued operations		0.06	0.14	0.31
Loss on disposal of discontinued operations	(2.01)		(2.00)
Net earnings (loss)	$(2.52)	$(0.95)	$(0.29)	$0.96

Weighted average shares outstanding (000s)	163,181	168,016	164,271	167,687

Diluted earnings per share (f):
Earnings (loss) from continuing operations	$(0.51)	$(1.01)	$1.55	$0.65
Earnings from discontinued operations		0.06	0.14	0.30
Loss on disposal of discontinued operations	(2.01)		(1.97)
Net earnings (loss)	$(2.52)	$(0.95)	$(0.28)	$0.95

Diluted average shares (000s)	163,181	168,016	167,078	170,540

(a)	Amounts related to the Company’s Venezuelan operations have been reclassified to discontinued operations for all periods presented.

(b)

Amount for the three months ended December 31, 2010, includes charges of $7 million ($4 million after tax amount attributable to the Company) for acquisition-related fair value inventory adjustments. The effect of these charges is a reduction in earnings per share of $0.03.

Amount for the year ended December 31, 2010, includes charges of $12 million ($7 million after tax amount attributable to the Company) for acquisition-related fair value inventory adjustments. The effect of these charges is a reduction in earnings per share of $0.04.

(c)

Amount for the year ended December 31, 2009, includes charges of $5 million (pretax and after tax) for note repurchase premiums and the write-off of finance fees related to debt that was repaid prior to its maturity. The aftertax effect of this charge is a reduction in earnings per share of $0.03.

(d)

Amount for the three months and year ended December 31, 2010, includes a charge of $170 million (before and after tax) to increase the accrual for estimated future asbestos-related costs. The effect of this charge is a reduction in earnings per share of $1.02.

Amount for the three months ended December 31, 2010, includes charges of $5 million ($3 million after tax amount attributable to the Company) for restructuring and asset impairment. The effect of these charges is a reduction in earnings per share of $0.02.

Amount for the year ended December 31, 2010, includes charges of $13 million ($11 million after tax amount attributable to the Company) for restructuring and asset impairment. The effect of these charges is a reduction in earnings per share of $0.07.

Amount for the three months ended December 31, 2010, includes charges of $14 million (before and after tax amount attributable to the Company) for acquisition-related restructuring, transaction and financing costs. The effect of these charges is a reduction in earnings per share of $0.08.

Amount for the year ended December 31, 2010, includes charges of $20 million (before and after tax amount attributable to the Company) for acquisition-related restructuring, transaction and financing costs. The effect of these charges is a reduction in earnings per share of $0.12.

Amount for the three months and year ended December 31, 2009, includes a charge of $180 million (before and after tax) to increase the accrual for estimated future asbestos-related costs. The effect of this charge is a reduction in earnings per share of $1.06.

Amount for the three months ended December 31, 2009, includes charges of $100 million ($94 million after tax amount attributable to the Company) for restructuring and asset impairment. The effect of these charges is a reduction in earnings per share of $0.55.

Amount for the year ended December 31, 2009, includes charges of $207 million ($180 million after tax amount attributable to the Company) for restructuring and asset impairment. The effect of these charges is a reduction in earnings per share of $1.05.

Amount for the three months and year ended December 31, 2009, includes charges of $18 million ($17 million after tax amount attributable to the Company) for the remeasurement of certain bolivar-denominated assets and liabilities held outside of Venezuela. The effect of these charges is a reduction in earnings per share of $0.10.

(e)

Amount for the three months and year ended December 31, 2010, includes a net tax benefit of $24 million related to the reversal of deferred tax valuation allowances. The effect of this tax benefit is an increase in earnings per share of $0.15.

Amount for the three months and year ended December 31, 2010, includes a non-cash tax benefit transferred from other comprehensive income (equity) of $8 million. The effect of this tax benefit is an increase in earnings per share of $0.05.

Amount for the three months and year ended December 31, 2009, includes a non-cash tax benefit transferred from other comprehensive income (equity) of $48 million. The effect of this tax benefit is an increase in earnings per share of $0.28.

(f)

Diluted earnings per share of common stock are equal to basic earnings per share of common stock for the three months ended December 31, 2010 and 2009 due to the loss from continuing operations recorded in each period.

OWENS-ILLINOIS, INC.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	Dec. 31,	Dec. 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$640	$755
Short-term investments, at cost which approximates market		1
Receivables, less allowances for losses and discounts	1,075	983
Inventories	946	889
Prepaid expenses	77	77
Assets of discontinued operations		92

Total current assets	2,738	2,797

Investments and other assets:
Equity investments	299	114
Repair parts inventories	147	122
Prepaid pension	54	46
Deposits, receivables, and other assets	588	522
Goodwill	2,821	2,381
Assets of discontinued operations		34

Total other assets	3,909	3,219

Property, plant, and equipment, at cost	7,016	6,553
Less accumulated depreciation	3,909	3,842

Net property, plant, and equipment	3,107	2,711

Total assets	$9,754	$8,727

Liabilities and Share Owners’ Equity
Current liabilities:
Short-term loans and long-term debt due within one year	$354	$350
Current portion of asbestos-related liabilities	170	175
Accounts payable	878	850
Other liabilities	677	647
Liabilities of discontinued operations		12

Total current liabilities	2,079	2,034

Long-term debt	3,924	3,258
Deferred taxes	203	186
Pension benefits	576	578
Nonpension postretirement benefits	259	267
Other liabilities	381	343
Asbestos-related liabilities	306	310
Liabilities of discontinued operations		15
Share owners’ equity:
The Company’s share owners’ equity:
Common stock	2	2
Capital in excess of par value	3,040	2,942
Treasury stock, at cost	(412)	(217)
Retained earnings	82	129
Accumulated other comprehensive loss	(897)	(1,318)

Total share owners’ equity of the Company	1,815	1,538
Noncontrolling interests	211	198

Total share owners’ equity	2,026	1,736

Total liabilities and share owners’ equity	$9,754	$8,727

OWENS-ILLINOIS, INC.

Condensed Consolidated Cash Flows

(Dollars in millions)

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009
Cash flows from operating activities:
Net earnings (loss)	$(405)	$(152)	$(5)	$198
Earnings from discontinued operations		(10)	(31)	(66)
Loss on disposal of discontinued operations	331		331
Non-cash charges:
Depreciation	102	98	369	364
Amortization of intangibles and other deferred items	4	3	22	21
Amortization of finance fees and debt discount	3	3	19	10
Non-cash tax benefit	(8)	(48)	(8)	(48)
Restructuring and asset impairment	5	100	13	207
Charges for acquisition-related fair value inventory adjustments and restructuring and financing costs	21		26
Future asbestos-related costs	170	180	170	180
Other	15	55	86	113
Asbestos-related payments	(65)	(68)	(179)	(190)
Cash paid for restructuring activities	(12)	(25)	(61)	(65)
Change in non-current operating assets	13	9	(19)	28
Change in non-current liabilities	(18)	(82)	(62)	(179)
Change in components of working capital	74	165	(71)	156
Cash provided by continuing operating activities	230	228	600	729
Cash provided by (utilized in) discontinued operating activities	(43)	(7)	(8)	71
Total cash provided by operating activities	187	221	592	800
Cash flows from investing activities:
Additions to property, plant, and equipment - continuing	(111)	(227)	(500)	(407)
Additions to property, plant, and equipment - discontinued		(7)	(3)	(21)
Acquisitions, net of cash acquired	(63)		(817)	(5)
Net cash proceeds related to sale of assets and other	5	9	6	15
Cash utilized in investing activities	(169)	(225)	(1,314)	(418)
Cash flows from financing activities:
Additions to long-term debt	22	8	1,392	1,080
Repayments of long-term debt	(78)	(82)	(573)	(832)
Decrease in short-term loans - continuing	(11)	(30)	(39)	(85)
Increase (decrease) in short-term loans - discontinued		6	(2)	6
Net receipts (payments) for hedging activity	(13)	(4)	21	14
Payment of finance fees			(33)	(14)
Dividends paid to noncontrolling interests - continuing	(2)	(4)	(25)	(35)
Dividends paid to noncontrolling interests - discontinued				(27)
Treasury shares purchased			(199)
Issuance of common stock and other	1	1	5	7
Cash provided by (utilized in) financing activities	(81)	(105)	547	114
Effect of exchange rate fluctuations on cash	3	(96)	3	(64)
Increase (decrease) in cash	(60)	(205)	(172)	432
Cash at beginning of period	700	1,017	812	380
Cash at end of period	640	812	640	812
Cash - discontinued operations		57		57
Cash - continuing operations	$640	$755	$640	$755

OWENS-ILLINOIS, INC.

Consolidated Supplemental Financial Data

(Dollars in millions)

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009
Net sales:

Europe	$660	$725	$2,746	$2,918
North America	436	481	1,879	2,074
South America	350	228	975	689
Asia Pacific	272	298	996	925

Reportable segment totals	1,718	1,732	6,596	6,606

Other	10	13	37	46

Net sales	$1,728	$1,745	$6,633	$6,652

Segment Operating Profit (a):

Europe	$50	$40	$324	$333
North America	53	33	275	282
South America	82	48	224	145
Asia Pacific	36	53	141	131

Reportable segment totals	221	174	964	891

Items excluded from Segment Operating Profit:
Retained corporate costs and other	(37)	(18)	(89)	(67)
Restructuring and asset impairment	(5)	(100)	(13)	(207)
Acquisition-related fair value inventory adjustments and restructuring, transaction and financing costs	(21)		(32)
Charge for currency remeasurement		(18)		(18)
Charge for asbestos related costs	(170)	(180)	(170)	(180)

Interest income	3	5	13	18
Interest expense	(72)	(57)	(249)	(222)
Earnings (loss) from continuing operations before income taxes	$(81)	$(194)	$424	$215

The following notes relate to Segment Operating Profit:

(a)

Segment Operating Profit consists of consolidated earnings before interest income, interest expense, and provision for income taxes and excludes amounts related to certain items that management considers not representative of ongoing operations as well as certain retained corporate costs.

The Company presents information on Segment Operating Profit because management believes that it provides investors with a measure of operating performance separate from the level of indebtedness or other related costs of capital. The most directly comparable GAAP financial measure to Segment Operating Profit is earnings before income taxes. The Company presents Segment Operating Profit because management uses the measure, in combination with net sales and selected cash flow information, to evaluate performance and to allocate resources.

A reconciliation from Segment Operating Profit to earnings from continuing operations before income taxes is included in the tables above.